Vellmer & Chang

*Chartered Accountants **

505 – 815 Hornby Street
Vancouver, B.C, V6Z 2E6
Tel: 604-687-3776
Fax: 604-687-3778
E-mail: info@vellmerchang.com
** denotes a firm of incorporated professionals*

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated January 19, 2007, with respect to the balance sheet of Lexaria Corp. as at October 31, 2007 and the related statements of stockholders' equity, operations and cash flows for the year then ended, included in the filing of the registration Statement (Form SB-2), dated September 20, 2007.

In addition, we consent to the reference to our firm under the caption "Experts" in the Registration Statement.

Vancouver, British Columbia
Canada
September 20, 2007

"Vellmer & Chang"
Chartered Accountants